Exhibit 4.17

Agreement on Transfer of Equity Interest in Beijing uCloudlink New Technology Co., Ltd.

Between

[Name of Shareholder]

and

Shenzhen Ucloudlink Technology Limited

March 9, 2022

In accordance with the relevant laws and regulations of The People’s Republic of China and the Articles of Association of Beijing uCloudlink New Technology Co., Ltd., [Name of Shareholder] (hereinafter referred to as “Party A”) and Shenzhen Ucloudlink Technology Limited (hereinafter referred to as “Party B”), upon amicable negotiation, arrive at this Agreement in respect of the transfer of equity interest in Beijing uCloudlink New Technology Co., Ltd. (hereinafter referred to as the “Company”) on the principle of equality and mutual benefit.

Article 1	Parties to this Agreement:

Party A:

Name: [Name of Shareholder]

ID card No.: [ID Card Number]

Domicile: [Domicile]

Nationality: [Nationality]

Party B:

Name: Shenzhen Ucloudlink Technology Limited

Social credit code: 91440300336385792W

Domicile: Room 511, 5th Floor, Building 4, Software Industry Base, No. 19, No. 17, No. 18, Haitian Road, Binhai Community, Yuehai Street, Nanshan District, Shenzhen

Nationality: PRC

Article 2	Recitals

Whereas, Beijing uCloudlink New Technology Co., Ltd. is a limited liability company duly incorporated and legally subsisting under the Company Law of the People’s Republic of China. Shareholder [Name of Shareholder] has contributed RMB[Amount of Capital Contribution] to the registered capital of the Company, accounting for [Percentage of Equity Interest]% of the registered capital.

Whereas, [Name of Shareholder] intends to transfer his/her [Percentage of Equity Interest]% equity interest in the Company, and the shareholders’ general meeting of the Company has passed a resolution regarding the transfer of his/her equity interest to Shenzhen Ucloudlink Technology Limited, and Shenzhen Ucloudlink Technology Limited intends to acquire his/her [Percentage of Equity Interest]% equity interest in the Company.

Article 3	Transfer of equity interest

Party A agrees to transfer to Party B his/her subscribed capital of the Company of RMB[Amount of Capital Contribution] (including contributed capital of RMB[Amount of Contributed Capital] and the contribution of RMB[Amount of Contribution To Be Paid] to be paid), i.e. 0.02% equity interest; Party B agrees to acquire Party A’s subscribed capital of the Company of RMB[Amount of Capital Contribution] (including contributed capital of RMB[Amount of Contributed Capital] and the contribution of RMB[Amount of

Contribution To Be Paid] to be paid), i.e. [Percentage of Equity Interest]% equity interest;

Party A and Party B unanimously agree and confirm that: the consideration for the transfer of equity interest hereunder shall be RMB nil, i.e. Party B shall pay Party A RMB nil for the transfer of equity interest.

And Party A and Party B unanimously agree that upon the completion of the transfer of equity interest hereunder, Party A shall no longer enjoy shareholder’s rights and undertake corresponding obligations, and Party B shall enjoy shareholder’s rights and undertake corresponding obligations in the Company to the extent of its capital contribution.

Article 4	Deadline for delivery of equity interest to be transferred

The transfer of equity interest referred to in Article 3 hereof shall take effect and the relevant equity interest shall be formally delivered on the date when all the following conditions are fulfilled:

1. Party A and Party B sign this Agreement at the same time;

2. This Agreement has been filed and registered with the Beijing Administration for Industry and Commerce and has obtained the approval.

Party B further agrees and undertakes to pay Party A the consideration for the equity transfer hereunder, i.e. RMB nil, within five working days following the effectiveness of the equity transfer.

Article 5	Liability for breach of this Agreement and indemnification

Either party in breach of this Agreement shall be liable to indemnify the other party for the actual losses resulting from such breach.

Article 6	Governing laws and settlement of disputes

This Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China which have been promulgated and are made available to the public. Where any special matter relating to this Agreement is not covered in the  laws of the People’s Republic of China which have been promulgated and are made available to the public, international commercial practices shall apply.

Any dispute arising from performance of this Agreement or relating to this Agreement shall preferably be settled by both parties hereto through amicable negotiation, or should negotiation fail, shall be referred to the China International Economic and Trade Arbitration Commission or its affiliated agency for arbitration pursuant to the arbitration rules of the Commission or its affiliated agency. The arbitration award shall be final and binding on both parties hereto. In the process of arbitration, both parties hereto shall continue performing this Agreement save for the part under arbitration.

Article 7	Entry into force of this Agreement

This Agreement shall enter into force upon affixing of signatures by both parties hereto.

Article 8	Time and place of conclusion of this Agreement

This Agreement is signed on March 9, 2022 at 0304, 3rd /F, Building 6, Courtyard No. 2, Wuliqiao 2nd Street, Chaoyang District, Beijing, The People’s Republic of China.

(This page, containing no text, is the signing page of Agreement on Transfer of Equity Interest in Beijing uCloudlink New Technology Co., Ltd.)

Party A: [Name of Shareholder]

Signature: /s/ [Name of Shareholder]

(This page, containing no text, is the signing page of Agreement on Transfer of Equity Interest in Beijing uCloudlink New Technology Co., Ltd.)

Party B: Shenzhen Ucloudlink Technology Limited

(Corporate seal)

Signature: /s/ Shenzhen Ucloudlink Technology Limited

Schedule of Material Differences

One or more persons entered into Equity Interest Transfer Agreement using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Shareholder	Percentage of Equity Interest	Amount of Capital Contribution	Amount of Contributed Capital	Amount of Contribution To Be Paid
1	Zhongqi Kuang	0.02%	RMB319.54	RMB nil	RMB319.54
2	Zhiping Peng	49.67%	RMB793,577.59	RMB65,060.92	RMB728,516.67
3	Baixing Wang	0.02%	RMB319.54	RMB319.54	RMB0
4	Xingya Qiu	0.02%	RMB319.54	RMB319.54	RMB0
5	Chaohui Chen	50.17%	RMB801,566.09	RMB0	RMB801,566.09
6	Wen Gao	0.1%	RMB1,597.7	RMB0	RMB1,597.7